UNITED STATES SECURITIES AND EXCHANGE COMMISSON WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC. (Exact name of registrant as specified in its charter)

Nevada	98-0522960
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

6130 Elton Avenue, Las Vegas, NV, 89107 (Address of Principal Executive Office, including zip code) 2007 STOCK OPTION PLAN (Full Title of the Plan)

Magnum Equities Group Inc. - 610-1112 West Pender Street, Vancouver, BC, V6E 2S1 (Name and Address of Agent for Service)

(702) 216-0470
(Telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Yulong Guo
C/O Magnum Equities Inc.
Suite 610, 1112 West Pender Street
Vancouver, British Columbia V6E 2S1
(604) 697.8899

Calculation of Registration Fee
		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share	Price	Registration Fee
Common Stock	5,000,000	$2.755	$13,775,000.00	$422.89

(1)	The 2007 Stock Option Plan authorizes the issuance of a maximum of 5,000,000 shares of our common stock pursuant to stock options granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries.

All of the shares issuable under the 2007 Stock Option Plan are being registered under this registration statement on Form S-8.

(2)	The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($2.65 bid; $2.86 ask) of our common stock as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on June 13, 2007.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 5,000,000 shares of our common stock which may be issued pursuant to our 2007 Stock Option Plan. The purpose of the 2007 Stock Option Plan is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company's future growth and success.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2007 Stock Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement. A copy of the 2007 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8.

This registration statement relates to a maximum of 5,000,000 common shares in our capital stock issuable pursuant to the exercise of options granted under the 2007 Stock Option Plan.

Item 2.         Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the Yulong, Guo, President of Asia Electrical Power International Group Inc., care of Magnum Equities Group Inc., Suite 610, 1112 West Pender Street, Vancouver, BC, V6E 2S1. Our telephone number is 604.697.8899.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

(a)	Our latest Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 16, 2007;

(b)	All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-K referred to in (a) above, including reports on Form 8-K; and

(c)	The description of our company's common stock contained in our registration statement on Form SB-2 (SEC file number 333-120114), filed with the SEC on October 29, 2004, including all amendments and reports for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549-2521. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

See Exhibit Index immediately following the signature page.

Item 9.         Undertakings.

(a)	We hereby undertake:

	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, China, on June 13th, 2007.

ASIA ELECTRICAL POWER GROUP INTERNATIONAL INC. /s/ Yulong Guo Yulong Guo, President and Chief Executive Officer /s/ Xiaoling Chen Xiaoling Chen, Chief Accounting Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yulong Guo	President, Chief Executive Officer and Director	June 13, 2007

/s/ Xiaoling Chen	Chief Accounting Officer, Secretary and Director	June 13, 2007

/s/ Dudley Delapenha	Director	June 13, 2007

/s/ Allan Moore	Director	June 13, 2007

/s/ Locksley Samuels	Director	June 13, 2007

EXHIBIT INDEX

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein:

Exhibit Number                                            Exhibit

        4.1                                                           2007 Stock Option Plan *

        5.1                                                           Opinion of Clark Wilson LLP

        23.1                                                         Consent of Robert G. Jeffrey, Certified Public Accountant

        23.2                                                        Consent of Clark Wilson LLP (included in the opinion filed as Exhibit 5.1)

* Incorporated by reference from our Form 8K that was originally filed with the SEC on May 30, 2007.